EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 13, 1999

                                  BY AND AMONG

                        HI-RISE RECYCLING SYSTEMS, INC.,

                            AMERICAN GOOSENECK, INC.

                                       AND

                               THE SHAREHOLDERS OF
                            AMERICAN GOOSENECK, INC.

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                                                                            PAGE
                                                                            ----
                                      INDEX

ARTICLE I - PURCHASE AND SALE; CLOSING........................................1

1.1      Purchase and Sale; Escrow Earn-Out...................................1
1.2      The Closing..........................................................3
1.3      Deliveries at Closing................................................3


ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND
                THE COMPANY...................................................4

2.1      Organization and Corporate Power; Subsidiaries.......................4
2.2      Authorization........................................................4
2.3      Capital Stock; Title to Shares.......................................5
2.4      Title, Condition to Personal Property................................5
2.5      Government Approvals.................................................6
2.6      Financial Information; Indebtedness..................................6
2.7      Events Subsequent to the Date of the Balance Sheet...................7
2.8      Litigation...........................................................8
2.9      Compliance with Laws.................................................8
2.10     Taxes................................................................8
2.11     Real Property........................................................9
2.12     Assets Comprising the Business.......................................9
2.13     Patents, Trademarks, Etc............................................10
2.14     Employee Matters....................................................10
2.15     Licenses and Permits................................................11
2.16     Changes in Third-Party Payors.......................................11
2.17     Contracts and Commitments...........................................11
2.18     Bank Accounts.......................................................12
2.19     Insurance Coverage..................................................12
2.20     ERISA...............................................................12
2.21     No Brokers or Finders...............................................13
2.22     Assumptions, Guarantees, Etc. of Indebtedness of Other Persons......13
2.23     No Conflicts or Defaults............................................13
2.24     Environmental Compliance............................................14
2.25     Customers and Suppliers.............................................15
2.26     Accounts Payable; Accounts Receivable...............................16
2.27     Books and Records...................................................16
2.28     Solvency............................................................16
2.29     Year 2000...........................................................16
2.30     Product Warranty....................................................17
2.31     Product Liability...................................................17
2.32     Disclosures.........................................................17
2.33     Restrictions on Shares; Investor Knowledge..........................17

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ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................19

3.1      Organization and Corporate Power....................................19
3.2      Authorization.......................................................19
3.3      Absence of Conflicting Agreements...................................19
3.4      No Brokers or Finders...............................................19
3.5      Hi-Rise Shares......................................................19
3.6      SEC Reports.........................................................20


ARTICLE IV - AFFIRMATIVE COVENANTS...........................................20

4.1      Mutual Covenants....................................................20
4.2      Purchaser Covenants.................................................22


ARTICLE V - OBLIGATIONS OF PARTIES AFTER CLOSING.............................23

5.1      Survival of Representations and Warranties..........................23
5.2      Indemnification.....................................................23
5.3      Restrictions........................................................25
5.4      Delivery of Records.................................................25
5.5      Cooperation; Further Assurance......................................25

ARTICLE VI - CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER..................26

6.1      Representations and Warranties......................................26
6.2      Certified Documents, Etc............................................26
6.3      Spin-Off............................................................26
6.4      Consents and Waivers................................................26
6.5      Litigation..........................................................26
6.6      Proceedings.........................................................27
6.7      Lease Agreement.....................................................27
6.8      Non-Competition and Non-Solicitation Agreements.....................27

ARTICLE VII - CONDITIONS OF THE OBLIGATIONS OF THE SELLERS...................27

7.1      Representations and Warranties......................................27
7.2      Litigation..........................................................27
7.3      Consents and Waivers................................................27
7.4      Certified Documents, Etc............................................28
7.5      Guaranty of Lease Agreement.........................................28

ARTICLE VIII - TERMINATION...................................................28

8.1      Termination.........................................................28
8.2      Effect of Termination...............................................28

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ARTICLE IX - CERTAIN DEFINITIONS.............................................29

ARTICLE X - MISCELLANEOUS....................................................30

10.1     Amendments and Waivers..............................................30
10.2     Notices.............................................................30
10.3     Expenses............................................................31
10.4     Indemnification for Broker Fees.....................................31
10.5     Counterparts........................................................31
10.6     Effect of Headings..................................................31
10.7     Further Assurances..................................................32
10.8     Governing Law; Arbitration..........................................32
10.9     Attorneys' Fees.....................................................32
10.10    Publicity...........................................................32
10.11    Entire Agreement....................................................32
10.12    Severability........................................................32
10.13    Binding Effect and Assignment.......................................33
10.14    Specific Performance................................................33

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                                LIST OF EXHIBITS

EXHIBIT A      -    List of Shareholders of the Company
EXHIBIT B      -    Opinion of Counsel to the Sellers
EXHIBIT C      -    Opinion of Counsel to the Purchaser
EXHIBIT D      -    Form of Lease Agreement
EXHIBIT E      -    List of Affiliates of the Sellers who are to enter into
                    Non-Competition and Non-Solicitation Agreements with
                    the Purchaser
EXHIBIT F      -    Form of Non-Competition and Non-Solicitation Agreement
EXHIBIT G      -    Form of Guaranty Agreement

                                LIST OF SCHEDULES

Schedule 2.1       -  Qualifications to do Business of the Company
Schedule 2.4(a)    -  Title to Property; Inventory Locations
Schedule 2.4(b)    -  Permitted Liens
Schedule 2.6(b)    -  Liabilities
Schedule 2.6(c)    -  Indebtedness
Schedule 2.7       -  Events Subsequent to the Date of the Financial Statements
Schedule 2.8       -  Litigation
Schedule 2.9       -  Compliance with Laws
Schedule 2.11      -  Real Property
Schedule 2.12      -  Assets Comprising the Business
Schedule 2.13      -  Patents, Trademarks, Etc.
Schedule 2.14      -  Employee Matters
Schedule 2.15      -  Licenses and Permits
Schedule 2.17      -  Contracts and Commitments
Schedule 2.18      -  Bank Accounts
Schedule 2.19      -  Insurance Coverage
Schedule 2.20(b)   -  List of Plans
Schedule 2.20(c)   -  Employees Subject to COBRA
Schedule 2.21      -  Brokers or Finders
Schedule 2.23      -  No Conflicts or Defaults
Schedule 2.25      -  Customers and Suppliers
Schedule 2.29      -  Year 2000
Schedule 2.31      -  Restrictions on Shares; Investor Knowledge
Schedule 2.32      -  Product Liability

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                                                                  DRAFT 11/11/99

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of December 13, 1999 (the "Agreement"), is entered into by and among (i) HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation (the "Purchaser"), (ii) AMERICAN GOOSENECK, INC., an Arizona corporation (the "Company"), and (iii) the Shareholders of the Company identified on Exhibit "A" attached hereto (collectively, the "Sellers"). Certain capitalized terms used herein are defined in Article IX hereof.

                                R E C I T A L S:

         A. The Sellers own an aggregate of 42,000 shares (the "AG Shares") of the common stock, $1.00 par value per share (the "AG Common Stock"), of the Company which shares constitute 100% of the issued and outstanding shares of capital stock of the Company.

         B. The Sellers desire to sell the AG Shares to the Purchaser, and the Purchaser desires to purchase the AG Shares from the Sellers, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE; CLOSING

         1.1      PURCHASE AND SALE; EARN-OUT CONSIDERATION.

                  (a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the AG Shares for an aggregate purchase price of Eleven Million Two Hundred Thousand Dollars ($11,200,000) (the "Purchase Price") payable as follows: (i) Eight Million One Hundred Sixty Thousand Eight Hundred Eighty-Three Dollars ($8,160,883) to the Sellers in cash by wire transfer or official bank or cashier's check in accordance with Exhibit "A" attached hereto, (ii) Seven Hundred Ninety-Nine Thousand One Hundred Sixteen Dollars ($799,116) to Merrill Lynch Business Financial Services in cash by wire transfer or official bank or cashier's check in order to satisfy amounts owed by the Company to such entity in full, and
(iii) subject to the provisions of Sections 1.1(b) and 1.1(c) below, a number of shares (the "Firm Hi-Rise Shares") of the Purchaser's common stock, par value $.01 per share (the "Hi-Rise Common Stock"), having a Fair Market Value, as defined below, of Two Million Two Hundred Forty Thousand Dollars ($2,240,000) in accordance with Exhibit "A" attached hereto. For purposes hereof, the "Fair Market Value" per share of Hi-Rise Common Stock shall be the

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average of the closing sales prices of the Hi-Rise Common Stock as reported by the NASDAQ Small-Cap Market for the five business days preceding the execution of this Agreement.

                  (b) At Closing, the Purchaser shall withhold the delivery to the Sellers of a number of Firm Hi-Rise Shares issuable to the Sellers pursuant to Section 1.1(a) above having a Fair Market Value of Nine Hundred Thousand Dollars ($900,000) (the "Holdback Shares"). If following consummation of the transactions contemplated by this Agreement the Company continues to be an authorized distributor of Galbreath hoists and Pioneer tarpers pursuant to distributor agreements between the Company and such manufacturers (the "Manufacturers"), the Holdback Shares shall be distributed to the Sellers as follows:

                           (i) in the event that the Company generates gross profits of at least $300,000 from the sale of Galbreath hoists and Pioneer tarpers and associated parts and service, determined using the Company's historical accounting practices, during the 12-month period ending on the first anniversary of the Closing, all of the Holdback Shares shall distributed by the Purchaser to the Sellers.

                           (ii) in the event that the Company does not generate gross profits of at least $300,000 from the sale of Galbreath hoists and Pioneer tarpers and associated parts and service, determined using the Company's historical accounting practices, during such 12-month period, the Purchaser shall cause the cancellation of a number of Holdback Shares having a Fair Market Value equal to the product of (A) three (3) and (B) the difference between $300,000 and the actual gross profit realized by the Company from the sale of Galbreath hoists and Pioneer tarpers. The remaining Holdback Shares shall be distributed by the Purchaser to the Sellers.

                  (c) In the event that the during the 12-month period ending on the first anniversary of the Closing (a) the Company is not authorized by the Manufacturers to sell Galbreath hoists and Pioneer tarpers, (b) the Company does not maintain inventory levels of trucks and Galbreath hoists and Pioneer tarpers consistent with historical operations which are necessary to complete executed sales orders in a timely manner, (c) the Company does not allow the Principals (as defined below) to purchase from the Company hoists and tarpers, or (d) the Company fails to utilize the services of AG Truck Sales, Inc., an affiliate of the Principals, in order to timely complete executed hoist and tarper sales orders, the Holdback Shares shall immediately be distributed by the Purchaser to the Sellers .

                  (d) During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the "Earn-Out Period"), the Sellers shall be paid additional purchase consideration based on the Company's earnings as follows:

                           (i) if the Company's EBITDA (the "2000 Earnings") during the 12-month period ending on the first anniversary of the Closing Date (the "Initial Earn-Out Period") exceeds $2,520,000, the Sellers shall receive a number of shares of Hi-Rise Common Stock having a Modified Fair Market Value (as defined below) equal to the amount by which the Company's 2000 Earnings exceed $2,520,000, up to a maximum of

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         $350,000. For purposes of this Section 1.1(c)(i) and (ii), the
         "Modified Fair Market Value" per share of the Hi-Rise Common Stock shall be the average of the closing sales price as reported by the NASDAQ Small-Cap Market on the five business days prior to the end of either the Initial Earn-Out Period or the Final Earn-Out Period (as defined below), as the case may be.

                           (ii) if the Company's EBITDA (the "2001 Earnings") during the 12-month period ending on the second anniversary of the Closing Date (the "Final Earn-Out Period") exceeds $3,024,000, the Sellers shall receive a number of shares of Hi-Rise Common Stock having a Modified Fair Market Value equal to the amount by which the Company's 2001 Earnings exceeds $3,024,000, up to a maximum of $300,000.

         1.2 THE CLOSING. The closing (the "Closing") of the transactions contemplated by the Agreement shall be held at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida on the date which is two (2) business days following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived or such other date as the parties may agree in writing, but in any event not later than December 15, 1999 (the "Closing Date").

         1.3 DELIVERIES AT CLOSING. At the Closing and subject to the terms and conditions herein contained:

                  (a) The Company and the Sellers shall deliver to the Purchaser the following:

                           (i) a legal opinion of Albert Lagman, Esq., counsel to the Sellers and the Company, in substantially the form attached hereto as EXHIBIT "B";

                           (ii) a certificate signed by the Chairman of the Board or other authorized officer of the Company and by the Sellers, dated as of the Closing Date, stating that the conditions in SECTION
         6.1 have been satisfied as of the Closing;

                           (iii) the certificates representing all of the outstanding AG Shares, duly endorsed or accompanied by stock powers duly endorsed in blank, free and clear of any and all Liens;

                           (iv) such other certificates and other evidence as Purchaser or its counsel may request as to the satisfaction of the conditions to Purchaser's obligations set forth herein and as to such other matters as Purchaser may reasonably request; and

                           (v) the Non-Competition Agreements described in
         SECTION 6.8 hereto executed by each of the appropriate parties.

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                  (b) The Purchaser shall deliver to the Sellers the following:

                           (i) a legal opinion of Greenberg Traurig, P.A., counsel for the Purchaser, in substantially the form attached as EXHIBIT "C";

                           (ii) the Purchase Price payable in accordance with SECTIONS 1.1(A) AND 1.1(B) hereof; and

                           (iii) a certificate signed by the President or other authorized officer of the Purchaser, dated as of the Closing Date, stating that the conditions in SECTION 7.1 have been satisfied as of the Closing.

                  (c) The Sellers, the Company and/or the Purchaser, as applicable, shall deliver the other items contemplated under Articles VI and VII hereof.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

         In order to induce the Purchaser to consummate the transactions under this Agreement, the Sellers, the Company and each of Frank Hambicki, Mack Hambicki and Peter Hambicki (collectively, the "Principals"), jointly and severally, make the following representations and warranties:

         2.1      ORGANIZATION AND CORPORATE POWER; SUBSIDIARIES. The Company
(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and (b) has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business as a foreign corporation and in good standing in the jurisdictions set forth on SCHEDULE 2.1, and in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Except as set forth on SCHEDULE 2.1, neither the Company, nor with respect to the Business, the Seller, files franchise, income or other Tax returns in any jurisdiction based upon the ownership or use of its property therein or its derivation of income therefrom. No proceeding anticipating or relating to the dissolution or merger of the Company or the amendment of the Company's articles of incorporation is pending or has been commenced or is contemplated. The Company is not in violation of its articles of incorporation or bylaws. A true and correct copy of each of the articles of incorporation and bylaws of the Company, as amended to date, has been furnished to the Purchaser. The Company does not have any subsidiaries or participate in any partnership or joint venture, or own any outstanding capital stock of any other corporation.

         2.2 AUTHORIZATION. The Company has all necessary corporate power and authority, and has taken all necessary corporate action, including shareholder consent, required for the due

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authorization, execution, delivery and performance by the Company of this
Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated herein or therein. The Sellers have all necessary power and authority required for the execution, delivery and performance by the Sellers of this Agreement and the Related Agreements to which each of the Sellers is a party, and the consummation of the transactions contemplated herein and therein. This Agreement is, and upon execution and delivery, the Related Agreements to which the Sellers and/or the Company is a party will be, valid and binding obligations of the Sellers and the Company, as the case may be, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         2.3      CAPITAL STOCK; TITLE TO SHARES.

                  (a) The authorized issued and outstanding capital stock of the Company consists of 1,000,000 shares of AG Common Stock, of which 42,000 shares of AG Common Stock are issued and outstanding. All of the issued and outstanding shares of the AG Common Stock are owned beneficially and of record by the Sellers. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights (including preemptive rights), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of the Company, other than as contemplated by this Agreement.

                  (b) The Sellers now have, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the AG Shares, free and clear of any and all Liens. Upon Purchaser's purchase and payment for the AG Shares in accordance with the terms of this Agreement, the Purchaser will obtain good and marketable title to all of the AG Shares free and clear of any and all Liens.

         2.4      TITLE, CONDITION TO PERSONAL PROPERTY.

                  (a) Except as set forth on SCHEDULE 2.4(A), the Company owns, or has good and valid leasehold interests or licenses in, all of the personal property comprising the Company's assets (the "Assets"), and has good and valid title to all such personal property (tangible and intangible) (or in the case of personal property which is leased or licensed to it, the Company has the right to use such personal property superior in right to all others), subject to no Liens other than Permitted Liens (as defined below) or Liens which shall be removed at or prior to Closing. All of such personal property comprising equipment, improvements, furniture and other tangible personal property, whether owned or leased, is in good operating condition and repair except for normal wear and tear, and is functioning, in all respects, in the manner and for the purpose for which it was intended, and is suitable to enable the Company to operate the Business in accordance with past practice. Neither the Sellers nor the Company has granted any option or other right to acquire any portion of the Assets or the Business, other than with respect to the sale of inventory in the ordinary course of business. There are no pending or, to the Knowledge of the Sellers, threatened condemnation proceedings relating to any leased properties used in connection with the Business. The Company's inventory is carried on its books of account in accordance with GAAP, at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP. All inventory of the Company is located at the locations set forth on SCHEDULE 2.4(A).

                  (b)      "Permitted Liens" means:

                           (i)      each lien set forth on SCHEDULE 2.4(B)
         hereto;

                           (ii) carriers', warehouseman's, mechanic's, materialman's, repairmen's or other like liens arising in the ordinary course of business which do not exceed $10,000 in the aggregate;

                           (iii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business, PROVIDED that each such deposit shall be included in the Assets;

                           (iv) pledges or deposits in connection with worker's compensation, unemployment insurance, and other social security legislation; and

                           (v) liens for the payment of taxes accrued but not yet payable.

         2.5 GOVERNMENT APPROVALS. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Authority is or will be required on the part of the Sellers or the Company in connection with the execution, delivery and performance by the Sellers or the Company of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated herein or therein.

         2.6      FINANCIAL INFORMATION; INDEBTEDNESS.

                  (a) The Sellers and the Company have delivered to the Purchaser true and complete copies of the Company's (i) audited financial statements for the eleven months ended August 31, 1999, and (ii) unaudited compiled financial statements for the fiscal years ended September 30, 1999 and 1998 (collectively, the "Financial Statements"). The Financial Statements, together with the notes thereto, (i) were prepared in accordance with the books and records of the Company, which books and records are complete and accurate in all respects, (ii) present fairly and accurately the financial condition of the Company as of the dates of the balance sheets included in the Financial Statements, (iii) present fairly and accurately, in accordance with GAAP, the results of operations of the Company for the periods covered by such statements,
(iv) have been prepared on a basis consistent with the preparation of the Company's previous financial statements, (v) include all adjustments which are necessary for a fair presentation of the financial condition of the Company and of the results of operations of the Company for the periods covered by such statements and (vi) make full and adequate provisions for all liabilities or obligations of the Company, whether accrued, absolute, contingent or otherwise, in accordance with GAAP.

                  (b) Other than as set forth in the Financial Statements or as set forth on Schedule 2.6(b), the Company has no liabilities or obligations, contingent or otherwise, which are not adequately reflected in or reserved against in the Financial Statements, except for liabilities incurred since September 30, 1999 in the ordinary course of business, consistent with past practices and not materially adverse to the Company. From October 1, 1999 through the Closing Date, (i) there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company, except for changes which, individually or in the aggregate, would not have or cause a Material Adverse Effect, and (ii) none of the business, condition (financial or otherwise), operations, property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

                  (c) SCHEDULE 2.6(C) sets forth (i) the amount of all Indebtedness of the Company outstanding on the date hereof, (ii) any Lien with respect to such Indebtedness and (iii) a list of each instrument or agreement governing such Indebtedness (true and correct copies of which have been provided to the Purchaser). Except as set forth on SCHEDULE 2.6(C), no default (or event which with the giving of notice or passage or time would constitute a default) exists with respect to or under any such Indebtedness or any instrument or agreement relating thereto.

         2.7 EVENTS SUBSEQUENT TO THE DATE OF THE BALANCE SHEET. Except as disclosed in SCHEDULE 2.7, the Financial Statements, or as expressly contemplated by this Agreement, since September 30, 1999 (the "Balance Sheet Date"), neither the Company, nor the Sellers with respect to the Company, has
(a) declared, set aside or paid any dividends, or made any distributions or payments, in respect of its equity securities, or repurchased, redeemed or otherwise acquired any equity or other securities or issued any shares or other units of any equity or other securities; (b) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;
(c) purchased any securities of any Person; (d) amended its articles of incorporation or bylaws; (e) issued any securities relating to its shares of capital stock, or granted, or entered into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its shares of capital stock, or redeemed, repurchased or otherwise reacquired any of its shares; (f) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business and consistent with past practices; (g) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which change or election could have a Material Adverse Effect on the tax treatment of the Company or its business operations before or after the Closing Date; (h) entered into, amended or terminated any material agreement; (i) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or assets except (1) inventory sold in the ordinary course of business or (2) pursuant to any agreement specified in SCHEDULE 2.17; (j) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator; (k) incurred or approved, or entered into any agreement or commitment to make, any expenditure in excess of $10,000 in the aggregate (other than those required pursuant to any agreement set forth on SCHEDULE 2.17 or in the ordinary course of business consistent with past practices); (l) maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any material change in any of its accounting methods or practices; (m) engaged in one or more activities or transactions outside the ordinary course of business; (n) made any increase in
(1) the rate of compensation payable or to become payable to its directors, officers, agents or employees or (2) the payment of any bonus, payment or arrangement made to, for or with any of its directors, officers, agents or employees, except as required pursuant to an agreement set forth in SCHEDULE
2.17 or by any benefit plan set forth on SCHEDULE 2.14 or otherwise in the ordinary course of business consistent with past practice; (o) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to licenses or other agreements set forth on SCHEDULE 2.13; (p) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business; (q) made any change in the manner of business or operations of the Company; or (r) committed to do any of the foregoing.

         2.8 LITIGATION. Except as disclosed on SCHEDULE 2.8, there are no claims, actions, suits, investigations or proceedings against the Company or the Sellers with respect to the Business in any court or before any Governmental Authority, or before any arbitrator (whether covered by insurance or not) pending or, to the Knowledge of the Sellers, threatened, against the Company or any of the Sellers with respect to the Business; nor, to the Knowledge of the Sellers, except as set forth on SCHEDULE 2.8, has there occurred any event or does there exist any condition on the basis of which it is reasonably foreseeable that any such litigation, proceeding or investigation might properly be instituted. Except as disclosed on SCHEDULE 2.8, none of the Sellers nor the Company is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency.

         2.9 COMPLIANCE WITH LAWS. Each of the Sellers, with respect to the Business, and the Company is and has been in compliance in all respects with any and all Legal Requirements. Except as set forth on SCHEDULE 2.9, (a) neither the Sellers nor the Company has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, and (b) there are no adverse orders, judgments, writs, injunctions, decrees or demands of any Governmental Authority, outstanding against any of the Company, the AG Shares, the Assets or the Sellers with respect to the Business.

         2.10 TAXES. The Company has filed all tax returns (including statements of estimated taxes owed) and reports required to be filed within the applicable periods for such filings and has timely paid all Taxes (including any foreign, federal, state or local Taxes) required to be paid, and has established adequate reserves (net of estimated tax payments already made) for the payment of all Taxes payable in respect to the period subsequent to the last periods covered by such returns. No deficiencies for any Tax have been proposed or assessed against the Company (or the Sellers with respect to the Company) and no tax returns of the Company have ever been audited, and there is no such audit pending or, to the Knowledge of the Sellers, contemplated. There is no Tax lien, whether imposed by any federal, state, local or foreign taxing authority, outstanding against the Assets, the AG Shares, the real property of the Company or the Business. The total amounts set up as liabilities for Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due with respect to the conduct of the business of the Company for the taxable periods covered thereby.

         2.11     REAL PROPERTY.

                  (a) The Company does not own any real property. SCHEDULE 2.11 sets forth the addresses of all real property that the Company leases or subleases, and any Lien, other than Permitted Liens, on any such leasehold interest, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, and the lease term. For purposes of this SECTION 2.11, Permitted Liens include (i) liens for real estate taxes and assessments due and payable on or after (but not before) the Closing Date and
(ii) easements, agreements and restrictions, whether or not of record, that do not and will not materially hinder or interfere with the intended use of such real property.

                  (b) There is no violation of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property leased or subleased by the Company.

                  (c) All the leases listed on SCHEDULE 2.11 are valid and enforceable and are in full force and effect, and except as disclosed on
SCHEDULE 2.11, there are no defaults by the Company under any of such leases or, to the Knowledge of the Sellers, by any other party thereto, which might have a Material Adverse Effect on the present use by the Company of the property listed on SCHEDULE 2.11. Except as set forth on SCHEDULE 2.11, no consent or approval of the lessor or sublessor of any of the leases listed on SCHEDULE 2.11 is required for the consummation of the transactions contemplated hereby nor will consummation of such transactions result in any material increase of any amounts payable under, any lease listed on SCHEDULE 2.11.

         2.12 ASSETS COMPRISING THE BUSINESS. The Assets represent all of the real and personal property, licenses, intellectual property, permits and authorizations, contracts, leases and other agreements that are used or useful in the operation of the Business as presently operated. Except as set forth in
SCHEDULE 2.12, or as otherwise expressly set forth in this Agreement, none of the Sellers (as opposed to the Company) nor any other Person (a) owns any personal property, licenses, intellectual property, permits or authorizations or
(b) has entered into any contracts,
leases or other agreements that are necessary to the operation of the Business as presently operated. The quantities of inventory items included in the Assets are reasonable in light of the present and anticipated volume of the Business and, except as set forth on SCHEDULE 2.12, the inventory is good, usable, merchantable and saleable in the ordinary course, in each case, as determined by the Sellers in good faith and consistent with past practice.

         2.13 PATENTS, TRADEMARKS, ETC. Set forth on SCHEDULE 2.13 is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company (or any of the Sellers with respect to the Business), or of which the Company is a licensor or licensee or in which the Company has any right which relates and is material to the Business, and in each case a brief description of the nature of such right. The Company owns or possesses adequate licenses or other legally enforceable rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of the Business as presently conducted. The Company is not violating the Intellectual Property rights of any Person and, no claim is pending or, to the Knowledge of the Sellers, threatened, to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and none of the Sellers has any knowledge of any such claim (whether or not pending or threatened). No claim is pending or, to the Knowledge of the Sellers, threatened to the effect that any such material Intellectual Property owned or licensed by any of the Sellers, or which the Sellers otherwise have the right to use and is material to the Business, is invalid or unenforceable by the Sellers, and the Sellers have no knowledge of any such claim (whether or not pending or threatened).

         2.14 EMPLOYEE MATTERS. No employees of the Company (the "Employees") are represented by any labor union or similar organization and there are no pending or, to the Knowledge of the Sellers, threatened activities the purpose of which is to achieve such representation of all or some of the Employees. Except as set forth on SCHEDULE 2.14, (a) the Business is operating and has been operated in compliance in all respects with all Legal Requirements covering employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988 (the "Warn Act"), any Legal Requirements respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance, or related matters and there are no threatened or pending claims relating thereto; (b) there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Seller, threatened against or affecting the Business, and the Company has not experienced any work stoppage or other labor difficulty; and (c) except as set forth on SCHEDULE 2.14, or as accrued on the Financial Statements, in the event of termination of the employment of any Employee, neither the Purchaser nor the Company will, pursuant to any agreement with the Sellers or the Company or by reason of any representation made or plan adopted by the Sellers or the Company prior to the Closing, be liable to any employee for so-called "severance pay," parachute payments or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits. None of the officers or other key employees of the Company has notified any of the Sellers or the Company of his or her present intention to terminate his or her employment with the Company. No director, officer or employee of or consultant to the Company is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company. Attached hereto as SCHEDULE 2.14 is the most recent payroll of the Company, indicating the names and compensation of its employees. All information is correct as of such date.

         2.15 LICENSES AND PERMITS. The Company has all permits, licenses, orders, certifications, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company to conduct the Business as presently conducted (collectively, the "Permits"). All of the Permits are listed on SCHEDULE 2.15. With respect to the Permits listed on SCHEDULE 2.15 (or that are required to be listed on SCHEDULE 2.15), (a) such Permits are in full force and effect, (b) to the Knowledge of the Sellers, no suspension or cancellation of any of such Permits is threatened,
(c) except as set forth on SCHEDULE 2.15, none of such Permits will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements and (d) the Company is not in default under any of such Permits.

         2.16 CHANGES IN THIRD-PARTY PAYORS. None of the Sellers nor the Company has received notice that any health plan insuring the Company, employer or other third-party payor, which is currently doing business with the Company, intends to terminate, limit or restrict its relationship with the Company.

         2.17      CONTRACTS AND COMMITMENTS. Except as set forth on
SCHEDULE 2.11 or SCHEDULE 2.17 attached hereto, the Company is not a party (nor is any of the Sellers a party, with respect to the Business) to any oral or written (a) consulting agreement not terminable on thirty (30) days or less notice, (b) joint venture agreement, (c) noncompetition or similar agreements that restrict the Company from engaging in a line of business either in total or in a particular territory or for a particular period, (d) agreement with any officer or other employee of the Company, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement, (e) agreement with respect to any Employee of the Company, (f) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (g) contract or agreement that cannot by its terms be terminated by the Company with thirty (30) days or less notice without penalty and involves annual payments in excess of $5,000 for any one agreement or $10,000 in the aggregate for all such agreements, (h) contract or agreement for capital expenditures involving payments in excess of $5,000 for any one agreement or $10,000 in the aggregate for all such agreements, (i) any agreement for the sale of assets other than the sale of inventory in the ordinary course of business, or (j) any other contract or agreement that is material to the Company or the Business. True and correct copies of each of such agreements have been provided to the Purchaser. Except as set forth in SCHEDULE 2.17, none of the Sellers or the Company has received notice that any party to any agreement or any customer of the Company intends to terminate, limit or restrict its relationship with the Company.

         2.18 BANK ACCOUNTS. SCHEDULE 2.18 sets forth a complete and accurate list of each deposit account or asset maintained with any bank, brokerage house or other financial institution, specifying with respect to each, the name and address of the institution, the name under which the account is maintained, the account number and the name and title or capacity of each Person authorized to have access thereto.

         2.19 INSURANCE COVERAGE. The Company has in full force and effect policies of insurance of the types and in amounts providing protection for the Company consistent with sound business practices and prudent risk management applicable to businesses of the size and nature of the Company. SCHEDULE 2.19 sets forth a true and complete description of (i) all of the insurance policies in force and effect in respect of the Company (the "Policies"); (ii) the coverage and limits on the Policies; (iii) all current and open or known claims under any of the Policies; and (iv) all written claims in excess of $5,000 individually, or $10,000 in the aggregate, made against the Company during the past three years whether or not covered by insurance. None of the Sellers or the Company has received any notice of cancellation in respect of insurance coverage under the Policies. All premiums due and payable in respect of the Policies have been paid. There are no pending or, to the Knowledge of the Sellers, threatened terminations or material premium increases with respect to any of the Policies and the Company is in compliance with all conditions contained therein.

         2.20     ERISA.

                  (a) None of the Sellers (with respect to the Employees) nor the Company maintains, or makes contributions to, and none of the Sellers (with respect to the Employees) nor the Company has at any time in the past two years maintained or made contributions to, any employee benefit plan which is subject to the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or subject to the terms of the Multi-Employer Pension Plan Amendment Act of 1980.

                  (b) SCHEDULE 2.20(B) sets forth each severance agreement, and each plan, agreement, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment maintained by the Company. SCHEDULE 2.20(B) also sets forth any commitment arising under severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans," as defined in SECTION 3(3) of

ERISA) maintained by the Sellers or the Company for any Employees or with respect to which the Sellers or the Company have liability with respect to any Employees, or make or have an obligation to make contributions on behalf of any Employees (collectively the "Plans").

                  (c) SCHEDULE 2.20(C) identifies all Employees on leave of absence eligible to receive health benefits, as required by the continuation health care coverage provisions of Section 4980B of the Code or Section 601 through 608 of ERISA ("COBRA"). Notice of the availability of COBRA coverage has been provided to all Employees on leave of absence entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

                  (d) No Plan has engaged in any "prohibited transaction" as defined in Section 4975 of the Code, or has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such Plan.

                  (e) With respect to each Plan, all required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed, and the present value of all accrued benefits under each such Plan does not, as of the date hereof, and will not, as of the Closing Date, exceed the value of the respective net assets of each such Plan applicable to such benefits.

                  (f) Each of the Plans intended to qualify under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service.

         2.21 NO BROKERS OR FINDERS. To the Knowledge of the Sellers, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Purchaser, the Sellers or the Company for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement, except as disclosed on SCHEDULE 2.21.

         2.22 ASSUMPTIONS, GUARANTEES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness of any other Person, including any of the Sellers except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions.

         2.23 NO CONFLICTS OR DEFAULTS. The execution, delivery and performance by each of the Sellers and the Company of this Agreement and the Related Documents to which he or it is or will be a party and the consummation of any of the transactions contemplated hereby or thereby does not and will not
(a) violate or conflict with, or constitute a breach or default under with or without the giving of notice or the passage of time or both, any provision of
(i) the articles of incorporation or bylaws of the Company, (ii) any agreement, indenture or other instrument applicable to any of the Sellers, the Company or their respective properties or (iii) any law, rule, regulation, order, judgment, writ, injunction or decree applicable to any of the Sellers, the

Company or any of their respective properties; (b) result in the creation of any Lien, upon the properties, assets or revenues of any of the Sellers or the Company; (c) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (other than as set forth on SCHEDULE 2.23 hereof); (d) cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any Person who is expected to normally do business with the Company to discontinue to do so on the same basis; or (e) result in the acceleration of any payments due pursuant to any indebtedness of the Company. Neither the Company nor any of the Sellers with respect to the Business is in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would (a) constitute a default under, or breach or violation of, any Legal Requirement, indenture, agreement or instrument applicable to any of the Sellers, the Company or the Business or (b) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any indenture, agreement or instrument applicable to the Company or the Business. All the contracts listed on SCHEDULES 2.11 and 2.17 are valid and enforceable and are in full force and effect, and there are no defaults by either the Sellers or the Company under any of such contracts or, to the Knowledge of the Sellers, by any other party thereto. Except as disclosed on
SCHEDULE 2.23, the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any contract listed on SCHEDULE
2.11 or 2.17.

         2.24     ENVIRONMENTAL COMPLIANCE.

                  (a) The Company has obtained all permits, licenses, and other authorizations (collectively, the "Licenses") which are required in connection with the conduct of its business under all applicable Environmental Laws (as defined below) and regulations relating to pollution or protection of the environment, including Environmental Laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                  (b) The Company is and at all times prior to the date hereof has been in compliance with all terms and conditions of the Licenses and is and at all times prior to the date hereof has been in compliance with all other requirements, conditions, standards, limitations, restrictions, prohibitions, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder. All machinery and equipment owned or used by the Company meets or exceeds all standards promulgated under the Environmental Laws.

                  (c) None of the Sellers nor the Company is aware of, nor has any of them received any written or verbal notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which interfere or may interfere with or prevent compliance or continued compliance with any Environmental Laws or any regulations, code, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, storage, distribution, use, treatment, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                  (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Company or any of the Sellers relating in any way to any Environmental Laws or regulation, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (e) For purposes of this Agreement, "Environmental Laws" means collectively, all federal, state and local environmental laws, common law, statutes, rules and regulations including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9061 et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. Sec. 300f et seq.), as amended, the Clean Air Act (42 U.S.C. Sec. 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), as amended, the Federal Emergency Planning and Community Right-to-Know Act ((42 U.S.C. Sec. 11001 et seq.), as amended, any so-called "superfund" or "super-lien" law and such statutes and ordinances as may be enacted by state and local governments with jurisdiction over any real property now owned or leased by any of the Company or any real property upon which the Company now conducts its Business and any permits, licenses, authorizations, variances, consents, approvals, directives or requirements of, and any agreements with, any governments, departments, commissions, boards, courts, authorities, agencies, officials and officers applicable to such real property or the use thereof and regulating, relating to, or imposing liability or standards of conduct concerning any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         2.25 CUSTOMERS AND SUPPLIERS. SCHEDULE 2.25 contains a complete and accurate list of the names of the 10 largest customers and suppliers of the Company during the fiscal year ended August 31, 1999. The Company maintains good relations with each of such customers and, except as set forth in SCHEDULE 2.25, since August 31, 1999, no event has occurred that would materially adversely affect the Company's relations with such customers. Except as set forth in
SCHEDULE 2.25, since August 31, 1999, no customer which accounted for more than 5% of the Company's aggregate sales revenues during the prior twelve (12) month period has canceled, terminated (or, to the Knowledge of the Sellers, made any threat to the Company to cancel or terminate), or materially decreased its usage of the Company's products or services.

         2.26     ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE.

                  (a) The Company's Financial Statements set forth a complete list of the Company's accounts payable and accrued expenses (collectively, the "Accounts Payable") in accordance with GAAP as of the date or dates thereof. At the time of the Closing, the Accounts Payable shall not exceed $974,000.

                  (b) The accounts receivable of the Company reflected on the Financial Statements, and all receivables incurred since the Balance Sheet Date, arose from bona fide transactions in the ordinary course of business, are fully collectible net of the applicable reserve in the ordinary course but in no event later than ninety (90) days from the Closing Date and the goods and services involved have been sold, delivered and performed in full. No such account has been assigned or pledged to any other Person, firm or corporation and no defense or set-off to any such account has been asserted by the account obligor or exists. The allowance for doubtful accounts set forth in the balance sheet as of the Balance Sheet Date delivered to the Purchaser is adequate from a historical perspective for the nonpayment of claims previously submitted and for which revenues have been accrued.

         2.27 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Purchaser, are complete and correct. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate actions taken by, the Sellers and the Board of Directors of the Company and no meetings of the Sellers or the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At Closing, all of such books and records will be in the possession of the Company.

         2.28 SOLVENCY. Based on the financial condition of the Company as of the date hereof, the Company is, and on the Closing Date shall be, solvent and able to pay its debts as they become due in the ordinary course of business.

         2.29 YEAR 2000. Except as set forth in SCHEDULE 2.29 hereto, the Company has identified and analyzed both internally developed and acquired software that is material to its operations and utilizes data embedded codes that may experience operations problems when the Year 2000 is reached and, where problems have arisen, has made, or has coordinated with customers, suppliers, financial institutions and others with which it has business relationships that are material to the Business to make, all necessary modifications to the identified software to make such software Year 2000 compliant. Except as disclosed in SCHEDULE 2.29 hereto, the Company has not incurred, and Purchaser will not need to incur, significant expenses or investments in computer systems improvements to be Year 2000 compliant, and, to the Knowledge of the Sellers, the Company's customers and suppliers have not experienced and will not experience any material interruption of service as a result of making their software Year 2000 compliant. For purposes hereof, "Year 2000 compliant" means, with respect to the Company's information technology, the information technology is designed to be used prior to, during and after the calendar Year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, including leap-year calculations, and will not materially malfunction, cease to function or provide invalid or incorrect results as a result of date/time date, to the extent that other information technology used in combination with the information technology being acquired, properly exchanges date/time data with it. For purposes hereof, "information technology" means computer software, computer firmware, computer hardware (whether general or specific purpose) and other similar or related items of automated, computerized or software system(s) that are used or relied upon by the Company in the conduct of the Business.

         2.30 PRODUCT WARRANTY. Each of the products manufactured, sold, and delivered by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the most recent balance sheet included in the Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. Substantially all of the products manufactured, sold, and delivered by the Company are subject to standard terms and conditions of sale.

         2.31 PRODUCT LIABILITY. The Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by the Company. SCHEDULE 2.31 sets forth a true and correct list and brief description of all product liability claims that have been filed against the Company since August 31, 1994.

         2.32 DISCLOSURES. No representation or warranty by the Sellers or the Company contained in this Agreement, the Financial Statements or any schedule, exhibit or certificate delivered in accordance therewith and no written statement or document furnished by any of the Sellers to the Purchaser in connection with this Agreement or any transaction contemplated hereby, contains, as of the date on which made or reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

         2.33     RESTRICTIONS ON SHARES; INVESTOR KNOWLEDGE.

                  (a) Each of the Sellers acknowledges that it has been given access to all information relating to the business and assets of the Purchaser which it has requested, including the Purchaser's Prospectus dated July 22, 1993, the Purchaser's Annual Report on Form 10-KSB for the year ended December 31, 1998, and the Purchaser's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and the Purchaser's proxy materials for its most recently held annual meeting of shareholders (collectively, the "SEC Reports"), copies of which SEC Reports are attached hereto as SCHEDULE 2.31.

                  (b) The Seller understands that the Hi-Rise Shares to be issued and delivered in accordance with SECTION 1.1 hereof shall be issued and delivered pursuant to an exemption from the registration requirements of the Securities Act; that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such exemption may not be available unless such representations and warranties are correct and such covenants and agreements performed.

                  (c) Each of the Sellers understands that the Purchaser is under no obligation to effect a registration under the Securities Act of the Hi-Rise Shares to be issued in accordance with this Agreement.

                  (d) Each of the Sellers understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), there are substantial restrictions on the transferability of the Hi-Rise Shares to be issued in accordance with this Agreement; such securities will not be, and the Sellers will have no rights to require that such securities be, registered under the Securities Act; such securities may be transferred only if registered under the Securities Act or if an exemption from such registration is available; the Sellers may not be able to avail themselves of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such securities; and, accordingly, the Sellers may have to hold such securities indefinitely.

                  (e) Each of the Sellers is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the Hi-Rise Shares to be issued in accordance with this Agreement and the financial position of each of the Sellers is such that it can afford to retain such securities for an indefinite period of time without realizing any direct or indirect cash return on its investment.

                  (f) Each of the Sellers had an individual income in excess of $200,000 (or joint income of $300,000 with the Seller's spouse) for each of 1997 and 1998 and reasonably expects an income in excess of $200,000 (or joint income of $300,000 with the Seller's spouse) for 1999 or the Seller (either individually or with the Seller's spouse) has a net worth in excess of $1,000,000 and as such is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Act.

                  (g) Each of the Sellers is acquiring or will acquire the Hi-Rise Shares to be issued in accordance with this Agreement for its own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                  (h) Each of the Sellers understands that the certificates evidencing the Hi-Rise Shares to be issued in accordance with this Agreement will bear appropriate restrictive legends.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Sellers as follows:

         3.1 ORGANIZATION AND CORPORATE POWER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Purchaser is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its properties, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on the Purchaser.

         3.2 AUTHORIZATION. The Purchaser has all necessary corporate power and authority, and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements to which the Purchaser is a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which the Purchaser is a party will be, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

         3.3 ABSENCE OF CONFLICTING AGREEMENTS. Neither the execution or delivery of this Agreement or of any of the Related Agreements by the Purchaser nor the performance by the Purchaser of the transactions contemplated hereby or thereby, conflicts with, or constitutes a breach of or a default under (a) the articles of incorporation or bylaws of the Purchaser; (b) any agreement, indenture or other instrument applicable to the Purchaser or any of its properties (other than any such breach or default which shall have been waived or which would not have a Material Adverse Effect on the Purchaser); or (c) any law, rule, regulation, judgment, order, writ, injunction or decree applicable to the Purchaser.

         3.4 NO BROKERS OR FINDERS. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Purchaser, the Seller or the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser.

         3.5 HI-RISE SHARES. The Hi-Rise Shares to be issued in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

         3.6 SEC REPORTS. The Purchaser has furnished to the Sellers true and complete copies of the SEC Reports, as such reports were filed with the SEC. The SEC Reports, at the time they were filed, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, subsequent to the date of the most recent of such SEC Reports, no event has occurred that has had a Material Adverse Effect on the Purchaser or its subsidiaries.

                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS

         4.1 MUTUAL COVENANTS. Without limiting any other covenants or provisions contained herein, each of the Sellers and the Company covenants and agrees that it will observe the following covenants from the date of this Agreement until the Closing (or until this Agreement is terminated pursuant to Article IX hereof).

                  (a) GENERAL. Subject to the terms and conditions of this Agreement the Sellers and the Company will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any Person which are required for or in connection with the consummation of the transactions contemplated hereby, and
(ii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by the Sellers on or prior to the Closing.

                  (b) ACCOUNTS AND REPORTS. The Company will maintain a system of accounts in accordance with GAAP and will keep full and complete financial records consistent with past practice.

                  (c) COMPLIANCE WITH LAWS, ETC. The Company will comply with all applicable laws, rules, regulations and orders of any Governmental Authority.

                  (d) PAYMENT OF TAXES. The Company will pay and discharge when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which interest or penalties attach thereto, and all lawful claims which, if not paid when due, might become a Lien or charge upon any properties of the Company, PROVIDED that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company shall have set aside on its books adequate reserves with respect thereto.

                  (e) INSPECTION. Subject to advance notice by the Purchaser to the Sellers, the Sellers and the Company shall (i) permit the Purchaser and its authorized employees, agents, accountants, legal counsel, lenders and other representatives to have reasonable access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by the Purchaser for the purpose of conducting an investigation of the assets, liabilities, financial condition, corporate status, operations, business and properties of the Company (collectively, "Operations"); and (ii) make available to the Purchaser for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company or the Sellers, including, without limitation, all files, records, data and information relating to the Operations (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.

                  (f) REGULAR COURSE OF BUSINESS. The Company shall operate the Business in substantially the same manner as presently conducted and only in the ordinary and usual course and substantially consistent with past practice and in compliance with (i) all Legal Requirements and (ii) all leases, contracts, commitments and other agreements, and all licenses, permits and other instruments, relating to the operation of the Business, and will use reasonable efforts to preserve intact its present business organization and to keep available the services of all employees, representatives and agents. The Company shall use its best efforts, consistent with past practices, to promote the Business and to maintain the goodwill and reputation associated with the Business, and shall not take or omit to take any action which causes, or which is likely to cause, any material deterioration of the Business or the relationships of the Company with suppliers or customers. Without limiting the generality of the foregoing, (a) the Company shall maintain all of its equipment in the same condition and repair as such equipment is maintained as of the date hereof, ordinary wear and tear excepted; (b) the Company shall not sell, transfer, pledge, lease or otherwise dispose of any of the Assets, other than
(i) the sale of inventory in the ordinary course of business or (ii) as otherwise contemplated by this Agreement; (c) the Company shall not amend, terminate or waive any material right in respect of the Assets or the Business, or do any act, or omit to do any act, which will cause a breach of any contract, agreement, commitment or obligation by it; (d) the Company shall not engage in any activities or transactions outside the ordinary course of business except as contemplated by this Agreement; (e) the Company shall not declare or pay any dividend or make any other distribution or payment of any kind in cash or property to any of the Sellers or other affiliates except as contemplated by this Agreement; (f) the Company shall not incur any Indebtedness, other than in the ordinary course of business; (g) the Company shall not permit any liens on the Assets, other than in the ordinary course of business; and (h) the Company shall not increase any existing employee benefits, establish any new employee plan or amend or modify any existing Plans, or otherwise incur any obligation or liability under any employee plan materially different in nature or amount from obligations or liabilities incurred in connection with the Plans. The Sellers and the Company shall promptly notify the Purchaser if any of them (i) engages in any transaction which could have a Material Adverse Effect on the Company,
(ii) incurs any debt on behalf of the Company for borrowed money (other than trade debt in the ordinary course), or (iii) enters into any agreements or transactions on behalf of the Company not in the ordinary course of business.

                  (g) NOTIFICATION OF CHANGES. The Sellers and the Company shall advise the Purchaser of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Sellers or the Company contained herein.

                  (h) GENERAL RESTRICTIONS. Except as otherwise expressly permitted in or contemplated by this Agreement, without the prior written consent of the Purchaser, the Company will not, and the Sellers will not permit the Company to take any of the actions set forth in SECTION 2.7.

                  (i) SUPPLEMENTARY FINANCIAL INFORMATION. Within fifteen (15) days after the end of each calendar month between the date of this Agreement and the Closing Date, the Company shall provide to Purchaser unaudited financial statements (including at the minimum income statement and balance sheet) for such month then ended that shall present fairly the results of the operations of the Company at such date and for the period covered thereby, all in accordance with GAAP applied on a basis consistent with prior periods, in each case, certified as true and correct by the chief financial officer of the Company.

                  (j) EXCLUSIVITY. Each of the Sellers and the Company will not, and will cause its respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purpose of this SECTION 4.1 only, being referred to as "affiliates") not to initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than the Purchaser relating to, any acquisition, exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of the Company, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, the Company, or any similar transaction, other than the transactions contemplated under this Agreement (such proposals, disclosures, negotiations, or transactions being referred to as "Acquisition Proposals"). The Sellers will notify the Purchaser within 24 hours orally and within 48 hours in writing if any such Acquisition Proposal (including terms thereof and identity of persons making such proposal) is received and furnish to the Purchaser a copy of any such written proposal. The provisions of this SECTION 4.1 shall remain in effect until the earlier of (i) the date this Agreement is terminated pursuant to
Article VIII and (ii) the Closing Date.

         4.2 PURCHASER COVENANTS. Without limiting any other covenants or provisions herein contained, the Purchaser covenants and agrees that, unless otherwise set forth in this Agreement that during the period that the Sellers hold any Hi-Rise Shares and such Hi-Rise Shares are eligible to be sold under Rule 144 under the Securities Act, the Purchaser will use commercially reasonable efforts to timely file such periodic reports as are required by
Section 13 of the Securities Exchange Act to be filed by it, so that the Sellers will have access to sufficient public information concerning the Purchaser to enable the Sellers to sell the Hi-Rise Shares in compliance with Rule 144; PROVIDED, HOWEVER, the Purchaser shall have no further obligation under this SECTION 4.2 at such time as the Hi-Rise Shares may be sold by the Sellers pursuant to Rule 144.

                                    ARTICLE V

                      OBLIGATIONS OF PARTIES AFTER CLOSING

         5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each party in this Agreement and in each Schedule or in any of the Related Agreements shall survive the Closing Date for a period of eighteen (18) months after the Closing notwithstanding any investigation at any time made by or on behalf of the other party, PROVIDED, HOWEVER, that the representations and warranties contained in SECTION 2.3 (Capital Stock), 2.10 (Taxes) and SECTION 2.24 (Environmental Compliance) shall survive until the applicable statute of limitations shall have expired; PROVIDED FURTHER, HOWEVER, that notwithstanding the foregoing, if any Loss (as defined below) results from the claims of third parties relating to a representation and warranty of the Company and the Sellers, such representation and warranty shall not expire until thirty (30) days after the expiration of the applicable statute of limitations relating to such third party claim. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

         5.2      INDEMNIFICATION.

                  (a) The Sellers and each of the Principals severally agrees to indemnify and defend and hold harmless the Purchaser and its officers, directors, employees, agents, representatives and affiliates against and with respect to any and all damages, claims, losses, penalties, liabilities, actions, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (all of the foregoing hereinafter collectively referred to as a "Loss"), regardless of whether an action has been filed or asserted against the Purchaser or the Company after the Closing Date, arising from, in connection with or with respect to the following items (i) (A) any misrepresentation or breach of warranty by the Company, the Sellers or the Principals under this Agreement or any Related Agreement or (B) any failure to fulfill any agreement or covenant on the part of the Sellers or the Company in Article IV hereof; (ii) any failure to fulfill any agreement or covenant on the part of the Sellers or the Company (not covered by clause (i) above) under this Agreement or any Related Agreements; and (iii) any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by the Sellers or the Company as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing.

                  (b) The Purchaser shall indemnify and defend and hold harmless the Sellers against and with respect to any and all Losses, regardless of whether an action has been filed or asserted against the Sellers after the Closing Date, arising from, in connection with or with respect to the following items: (i) any misrepresentation, breach of any warranty, or failure to fulfill any agreement or covenant on the part of the Purchaser under this Agreement or any Related Agreements; and (ii) any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by the Purchaser as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing.

                  (c) Any claim for indemnification under this SECTION 5.2 must be asserted by written notice by a date which is no more than eighteen (18) months following the Closing Date, except that (i)(A) any claim based upon a breach of the representations and warranties contained in SECTION 2.3 (Capital Stock), SECTION 2.10 (Taxes) and SECTION 2.24 (Environmental Compliance), (B) any claim based upon a breach of any covenant contained in Article IV and (C) any claim based upon a breach of Section 5.2(a)(iii) or 5.2(b)(ii), may be asserted until the applicable statute of limitations shall have expired, (ii) any claim based upon the claims of third parties relating to a representation and warranty of the Company and the Sellers, may be asserted until thirty (30) days after the expiration of the applicable statute of limitations relating to such third party claim and (iii) any claim based upon a claim relating to fraud may be asserted with no such time limitation.

                  (d) If any action or proceeding be commenced, or if any claim, demand or assessment be asserted, in respect of which any party ("Indemnitee") proposes to hold any other party ("Indemnitor") liable under the indemnity provisions of this SECTION 5.2 (a "Claim"), then if the Indemnitor shall, at its option, acknowledge its indemnification obligation and notify Indemnitee of its election to contest or defend any such Claim, such Indemnitor shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, and Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor so long as any Indemnitor is contesting or defending the same in good faith, and Indemnitee (and its successors and assigns) shall cooperate with the Indemnitor in the contest or defense thereof (and the Indemnitor shall reimburse Indemnitee for the Indemnitee's reasonable actual out-of-pocket expenses incurred in connection with such cooperation) and Indemnitee shall enter into any settlement with respect thereto recommended by Indemnitor so long as the amount of such settlement is paid by the Indemnitor and no obligation to perform or refrain from performing any act shall be imposed upon Indemnitee by reason thereof which could have a Material Adverse Effect.

                  (e) Notwithstanding the foregoing, any Indemnitee shall be entitled to conduct its own defense at the reasonable cost and expense of the Indemnitor if not doing so would materially prejudice the Indemnitee due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnitee and the Indemnitor, and PROVIDED further that in any event the Indemnitee may participate in such defense at its own expense. If Indemnitee shall have given Indemnitor thirty (30) days written notice that it intends to assume the defense of any Claim and if the Indemnitor fails to assume the defense of such Claim as provided above by the end of such thirty (30) day period or such later reasonable time (which shall be such period of time as will not result in prejudice to the rights of the Indemnitee), then the Indemnitee shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof with the consent of the Indemnitor (which shall not unreasonably be withheld, conditioned or delayed). Such defense shall be at the cost and expense of the Indemnitor if it is subsequently determined that the Indemnitor was obligated to defend or indemnify the Indemnitee with respect to such action, proceeding, claim, demand or assessment.

         5.3      RESTRICTIONS.

                  (a) From and after the Closing Date, none of the Sellers shall disclose, to any Person or entity, or make use of, without the authorization of the Purchaser, any non-public pricing strategies or records of the Company, any proprietary data or trade secrets of the Company or any financial or other non-public information about the Company; PROVIDED that the foregoing restrictions shall not apply to any information which: (i) is or becomes publicly known through no negligent or wrongful act or omission on the part of any of the Sellers; (ii) is or becomes available to the disclosing party on a non-confidential basis from a third party without a similar restriction and without breach of this Agreement; (iii) is approved for release by the Purchaser; or (iv) is required to be disclosed in accordance with applicable law.

                  (b) From and after the Closing Date, none of the Sellers shall directly or indirectly through any entity controlled directly or indirectly by any of them or any of their affiliates, solicit for purposes of employment, any Employee.

                  (c) Each of the Sellers acknowledges that the restrictions contained in this SECTION 5.3 may be specifically enforced.

         5.4 DELIVERY OF RECORDS. On the Closing Date, the Sellers shall deliver, cause to be delivered, or make available to the Purchaser all records and files then in any of the Sellers' possession relating to the operation of the Business.

         5.5 COOPERATION; FURTHER ASSURANCES. From time to time, as and when reasonably requested by the Purchaser or the Sellers, respectively, after the Closing, the other of them will execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement, and, with respect to a request by the Purchaser, to vest in the Purchaser good title to, possession of and control of all of the Assets.

                                   ARTICLE VI

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         The obligation of the Purchaser hereunder to consummate the transactions contemplated hereby shall be subject at its election to the satisfaction at or prior to the Closing of each of the conditions stated in this
Article VI.

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Sellers contained in this Agreement and the Schedules shall be true and correct in all respects on the date of the Closing with the same effect as though made on and as of that date, and the Company and the Sellers shall have performed and satisfied in all respects all agreements and covenants required to be performed or satisfied by them at or prior to the Closing.

         6.2 CERTIFIED DOCUMENTS, ETC. The Purchaser shall have received certificates as to the incumbency of officers and certificates from appropriate authorities as to the legal existence and tax good standing of the Company, and such other documents and certificates as the Purchaser or its counsel may reasonably request.

         6.3 DIVESTITURE OF USED TRUCK BUSINESS. The Company shall have consummated a divestiture or other disposition of its used truck and trailer business and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith to the satisfaction of Purchaser. In connection with such divestiture, the Company shall cause the entity acquiring the used truck and trailer business to assume all of the Company's obligations under that certain promissory note, dated February 17, 1999, in the aggregate principal amount of $400,000, issued by the Company to William Day and Livina Day and shall provide the Purchaser with copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transaction.

         6.4 CONSENTS AND WAIVERS. No preliminary or permanent injunction or other order by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Authority which prohibits or restricts the consummation of the Agreement. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by any Governmental Authority shall have been filed, occurred or been obtained, and shall be in full force and effect.

         6.5 LITIGATION. No suit, action or other proceeding shall be pending or threatened before any Governmental Authority seeking to restrain the Purchaser or prohibit any of the transactions contemplated hereby.

         6.6 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and its counsel and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         6.7 LEASE AGREEMENT. The Company shall have entered into a lease agreement (the "Phoenix Lease") with Hambicki Investment Partnership for the facilities located at 2525 W. Broadway Road, Phoenix, Arizona providing for, among other provisions, (i) monthly rental payments of not more than $12,000, not including real estate and other related taxes, utilities and maintenance costs, (ii) an initial term of five (5) years and (iii) an option exercisable by the Company, in its sole discretion, to extend the initial term of such lease agreement for a period of five (5) years after termination of the initial term. A form of such lease agreement is attached hereto as Exhibit "D."

         6.8 NON-COMPETITION AND NON-SOLICITATION AGREEMENTS. Each of the Sellers and certain of their affiliates, which affiliates are identified on Exhibit "E" attached hereto, shall have entered into a Non-Competition and Non-Solicitation Agreement with the Purchaser and the Company. The form of Non-Competition and Non-Solicitation Agreement is attached hereto as Exhibit "F."

                                   ARTICLE VII

                  CONDITIONS OF THE OBLIGATIONS OF THE SELLERS

         The obligation of the Sellers hereunder to consummate the transactions contemplated hereby shall be subject at his election to the satisfaction of each of the conditions stated in this Article VII.

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects on the date of Closing with the same effect as though made on and as of that date, and the Purchaser shall have performed and satisfied in all respects all covenants and agreements required by this Agreement to be performed and satisfied by the Purchaser at or prior to the Closing.

         7.2 LITIGATION. No suit, action or other proceeding shall be pending or threatened before any Governmental Authority seeking to restrain the Seller or prohibit any of the transactions contemplated hereby.

         7.3 CONSENTS AND WAIVERS. No preliminary or permanent injunction or other order by any Governmental Authority which prohibits the consummation of this Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or

Governmental Authority which prohibits or restricts the consummation of the Agreement. All material authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained, and shall be in full force and effect.

         7.4 CERTIFIED DOCUMENTS, ETC. The Sellers shall have received certificates as to the incumbency of officers and certificates from appropriate authorities as to the legal existence and good standing of the Purchaser, and such other documents and certificates as the Sellers or their counsel may reasonably request.

         7.5 GUARANTY OF LEASE AGREEMENT. The Purchaser shall have entered into a Guaranty Agreement with Hambicki Investment Partnership guaranteeing the Company's payment obligations under the Phoenix Lease. The form of Guaranty Agreement is attached hereto as Exhibit "G."

                                  ARTICLE VIII

                                   TERMINATION

         8.1      TERMINATION. This Agreement may be terminated:

                  (a) By mutual written consent of the Company, the Sellers and the Purchaser.

                  (b) By the Sellers and the Company or the Purchaser if the Closing shall not have been consummated by December 15, 1999.

                  (c) By the Purchaser if any of the Sellers or the Company materially breaches any representation, warranty, covenant or agreement contained in this Agreement.

                  (d) By the Sellers and the Company if the Purchaser materially breaches any representation, warranty, covenant or agreement contained in this Agreement.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further force or effect and, except for a termination resulting from a breach by a party of any of its material obligations under this Agreement, there shall be no liability or obligation on the part of the Sellers, the Company or the Purchaser or their respective officers or directors (except as set forth in SECTIONS 10.3, 10.4, 10.9, and 10.10 hereof, which shall survive the termination). Notwithstanding the foregoing, nothing contained in this SECTION 8.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Act.

         "Business" means the business of manufacturing, marketing, distributing and selling trash compaction and disposal equipment in which the Company is engaged.

         "Company" means American Gooseneck, Inc., an Arizona corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

         "EBITDA" means the Company's earnings before interest, taxes, depreciation and amortization for the subject period or periods as determined by the Company's then independent certified public accountants in accordance with GAAP.

         "GAAP" means generally accepted accounting principles consistently applied.

         "Governmental Authority" means any nation or country (including but not limited to the United States) and any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, panels, ministries or other instrumentalities.

         "Indebtedness" means all obligations for borrowed money, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guarantees, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others, other than accounts or trade payables in the ordinary course of business.

         "Knowledge of the Sellers" means the knowledge with respect to the matter in question of any of Frank Hambicki, Peter Hambicki and Mack Hambicki after reasonable inquiry as to such matter.

         "Legal Requirements" means, when described as being applicable to any Person, any and all laws (statutory, judicial or otherwise) ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts, agreements or undertakings with, any

Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

         "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Material Adverse Effect" means a material adverse change in, or the occurrence of any event which will or would have a material adverse effect on, the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of the Company.

         "Material Adverse Effect on the Purchaser" means a material adverse change in, or the occurrence of any event which will or would have a material adverse effect on, the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of the Purchaser.

         "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

         "Related Agreements" mean any other agreements or instruments to be executed in connection with the transactions contemplated hereby.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Tax" or "Taxes" shall mean any foreign, federal, state or local tax assessment or governmental charge.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor any provision hereof waived, unless such amendment or waiver is approved in writing by the Purchaser and the Seller. No delay in the exercise of any rights hereunder shall operate as a waiver of any rights of the Purchaser.

         10.2 NOTICES. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Purchaser or to the Seller at the address set forth below or to such other address as may be furnished in writing to the other parties hereto. A notice shall be deemed effective

(i) upon delivery, if by hand or overnight courier, (ii) on the date faxed or electronically transmitted, if confirmation of such transmission is obtained, and (iii) upon the third day following mailing as set forth above.

    If to the Sellers or the Company:      American Gooseneck, Inc.
                                           2525 West Broadway Road
                                           Phoenix, Arizona 85041
                                           Attn: Messrs. Frank, Peter
                                           and Mack Hambicki

    with a copy to:                        Albert Lagman, Esq.
                                           P.O. Box 10424
                                           Phoenix, Arizona 85064

    If to the Purchaser:                   Hi-Rise Recycling Systems, Inc.
                                           8505 N.W. 74th Street
                                           Miami, Florida 33166
                                           Attn: J. Gary McAlpin

    with a copy to:                        Greenberg Traurig, P.A.

                                           1221 Brickell Avenue
                                           Miami, Florida  33131
                                           Attention:  Jeffrey M. Oshinsky, Esq.

         10.3 EXPENSES. Subject to the provisions of SECTIONS 1.1(B) and 10.4, each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (it being understood that the Sellers shall bear all costs and expenses of the Company).

         10.4 INDEMNIFICATION FOR BROKER FEES. The Sellers agree to indemnify and save harmless the Purchaser, and its partners, officers, directors, employees and agents, and the Purchaser agrees to indemnify and save harmless the Sellers, and their partners, officers, directors, employees and agents, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the indemnifying party.

         10.5 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         10.6 EFFECT OF HEADINGS. The article and section headings herein are for convenience only and shall not affect the construction hereof.

         10.7 FURTHER ASSURANCES. Each of the parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         10.8 GOVERNING LAW; ARBITRATION. This Agreement shall be deemed a contract made under the laws of the State of Florida and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State. Other than with respect to injunctive or equitable relief sought by either party to this Agreement or pursuant to SECTION 1.1(C) hereof, all disputes arising after the Closing in connection with this Agreement shall be finally settled under the Rules of the American Arbitration Association (the "Rules") by three (3) arbitrators appointed in accordance with the Rules. Any such arbitration shall be held in Miami, Florida pursuant to the Laws of the State of Florida unless the parties hereto mutually agree in writing upon some other location for arbitration. The arbitrators shall not be empowered to award punitive, exemplary and/or consequential damages to any party. There shall be no consolidation of this arbitration with any other dispute or proceeding involving third parties. The provisions of this Agreement shall prevail in case of inconsistency between the Rules and this Agreement.

         10.9 ATTORNEYS' FEES. In the event of a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

         10.10 PUBLICITY. Neither the Company nor any of the Sellers shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the Purchaser, except as required by law (in which case, so far as possible, there shall be consultation between the parties prior to such announcement).

         10.11 ENTIRE AGREEMENT. This Agreement (including exhibits and schedules), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter, including, without limitation, the Letter of Intent dated July 1, 1999 as amended on November 10, 1999 by and among the Purchaser, the Company and the Sellers.

         10.12 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         10.13      BINDING EFFECT AND ASSIGNMENT. This Agreement shall be

binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; PROVIDED, HOWEVER, that the Purchaser may assign its rights hereunder to any of its wholly-owned subsidiaries.

         10.14 SPECIFIC PERFORMANCE. Each of the Sellers and the Company recognizes and agrees that the Purchaser shall not have an adequate remedy if either the Sellers or the Company fails to satisfy the provisions of this Agreement and that damages will not be readily ascertainable, and that the Sellers and the Company expressly agree that in the event of such failure the Purchaser shall be entitled to seek specific performance of the Sellers' and the Company's obligations hereunder and that neither the Sellers nor the Company will oppose an application seeking such specific performance.

                           [Signature Page to Follow]

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth in the first paragraph.

                                    SELLERS

                                    FRANK AND CAROLYN HAMBICKI TRUST,
                                    dated December 13, 1983

                                    By:   /s/ FRANK R. HAMBICKI, TRUSTEE
                                       ---------------------------------------
                                          Frank R. Hambicki, Trustee

                                    PETER AND BEVERLY HAMBICKI TRUST,
                                    dated December 13, 1983

                                    By:   /s/ PETER J. HAMBICKI, TRUSTEE
                                       ---------------------------------------
                                          Peter J. Hambicki, Trustee

                                    MACK AND CHARLENE HAMBICKI TRUST,
                                    dated December 13, 1983

                                    By:   /s/ MACK J. HAMBICKI, TRUSTEE
                                       ---------------------------------------
                                          Mack J. Hambicki, Trustee

                                    COMPANY

                                    AMERICAN GOOSENECK, INC.

                                    By:   /s/ FRANK R. HAMBICKI
                                       ---------------------------------------
                                          Frank R. Hambicki, President

                                    PURCHASER

                                    HI-RISE RECYCLING SYSTEMS, INC.

                                    By:   /s/ J. GARY MCALPIN
                                       ---------------------------------------
                                          J. Gary McAlpin, President and Chief
                                          Operating Officer